Exhibit 10.18

LNT Option Grant Letter-Employees (Updated 3/26/06)
(Any variations to the form must be reviewed by
LNT Legal Dept. or outside legal counsel)

LINENS HOLDING CO.
6 Brighton Road
Clifton, NJ 07015

                 , 200

[Name of Grantee]
[Address]

Re:
Grant of Stock Options

Dear                        :

        We are pleased to inform you that you have been granted options to purchase                        shares of common stock of Linens Holding Co. (the "Company"). As further described below, the options have varying features relating to vesting and are denominated as a "Time Option" and a "Performance Option", and are collectively referred to as the "Options". The Options have been granted pursuant to the Company's Stock Option Plan (the "Plan"), a copy of which is attached, and are subject in all respects to the provisions of the Plan. Capitalized terms not otherwise defined in the text are defined in the Plan.

  1.
  Time Option:    The key terms of the Time Option are as follows:

  (a)
  Number of Shares.

  (b)
  Exercise Price per Share.    $

  (c)
  Vesting.    The Time Option will vest and become exercisable in four equal annual installments on                             , 200    , 200    , 200    and 20    , provided that the Time Option will become fully vested and exercisable immediately prior to a "Change of Control" (as defined in paragraph 2(d) below).

  2.
  Performance Option:    The key terms of the Performance Option are as follows:

  (a)
  Number of Shares.

  (b)
  Exercise Price per Share.    $

  (c)
  Vesting.

  (i)
  If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price (the "Performance Goal"), then (1) if such Measurement Date is other than the date of a Linens Investors Liquidity Event, the Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Linens Investors Liquidity Event, the Performance Option will become fully vested and immediately exercisable at such time.

  (ii)
  If, on any Measurement Date prior to a Qualified IPO, the Performance Goal would be satisfied by disregarding in the calculation of Net Equity Value, some portion, but not all, of your Performance Option as well as similar performance options granted to other employees, then a portion of your Performance Option shall vest, as determined by the Option Committee in a fair and equitable manner.

    (d)
    Definitions.

    (i)
    "Apollo" means Apollo Management V, L.P. and its affiliates or any entity controlled thereby or any of the partners thereof.

    (ii)
    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    (iii)
    "Change in Control" means:

    (1)
    any event occurs the result of which is that any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

    (2)
    after an initial public offering of Capital Stock of the Company, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

    (3)
    the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

    (4)
    the adoption of a plan relating to the liquidation or dissolution of the Company.

    (iv)
    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (v)
    "Fully Diluted Shares" means, on any Measurement Date, the number of Shares outstanding, plus the number of Shares subject to all outstanding options, warrants and rights to acquire Shares, whether or not exercisable.

    (vi)
    "Linens Investors Liquidity Event" means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which all of the Shares held by Linens Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that Linens Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

      (vii)
      "Measurement Date" means (1) prior to a Qualified IPO, the last day of any fiscal quarter, starting with the last day of the fiscal quarter ending coincident with or next following December 31, 2007, (2) following a Qualified IPO, each trading day, starting with the 90th trading day following the Qualified IPO, or (3) the date of a Linens Investors Liquidity Event, whether before or after a Qualified IPO.

      (viii)
      "Net Equity Value" means (1) 7.5 multiplied by the Company's consolidated operating earnings, before interest, income taxes, depreciation and amortization ("EBITDA") for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of cash, cash equivalents, and the aggregate exercise price of all outstanding options or warrants to purchase Shares, whether or not exercisable, in each case as of the Measurement Date, less (3) debt as of the Measurement Date. EBITDA, cash and debt shall be determined by the Option Committee based on the Company's financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Option Committee shall deem equitable and appropriate.

      (ix)
      "Permitted Holder" means any of Apollo, NRDC Real Estate Advisors I, LLC or Silver Point Capital Fund Investments, LLC.

      (x)
      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

      (xi)
      "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

      (xii)
      "Related Party" means (1) any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

      (xiii)
      "Qualified IPO" means a sale by the Company of Shares in an underwritten (firm commitment) public offering registered under the Securities Act of 1933, with gross proceeds to the Company of not less than $150 million, resulting in the listing of the Shares on a nationally recognized stock exchange, including without limitation the Nasdaq National Market System.

      (xiv)
      "Subsidiary" means, with respect to any specified Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      (xv)
      "Target Stock Price" means $50, compounded at an annual rate of 25% from February 14, 2006 to the Measurement Date, provided that the Option Committee shall make such adjustment to the Target Stock Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

      (xvi)
      "Value Per Share" means (1) prior to a Qualified IPO, the Net Equity Value divided by the Fully Diluted Shares, (2) following a Qualified IPO, the average closing price of a Share for the period of 90 consecutive trading days ending on the Measurement Date, or (3) upon a Linens Investors Liquidity Event, the price per Share realized by Linens Investors.

      (xvii)
      "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
  3.
  Termination of the Options:    Whether or not exercisable or scheduled to become exercisable, the Options will terminate as provided in Section 5 of the Plan. In addition, the Performance Option will terminate no later than a Linens Investors Liquidity Event to the extent the Performance Goal is not achieved at such time, or was not previously achieved.

  4.
  Federal Taxes:    The Options granted to you are treated as "nonqualified options" for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.

        We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

LINENS HOLDING CO.
By:
Name:
Title:
Agreed to and Accepted by:
Name: